SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 26, 2004

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

0-3400
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Item 9. Regulation FD Disclosure.

            See Item 12.    Results of Operations and Financial Condition.

Item 12. Results of Operations and Financial Condition.

On January 26, 2004 Tyson Foods, Inc. (the "Company") issued a press release announcing its unaudited results of operations for the first quarter ending December 27, 2003.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The Company's conference call relating to the press release includes certain non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of litigation settlements, the closing of selected operations, BSE related charges and other similar events.  The Company's management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company's operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

In accordance with general instructions B.2 and B.6 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 9 and 12 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: January 26, 2004	By: /s/ Steven Hankins
Name: Steven Hankins
Title: Executive Vice President and
Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated January 26, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 26, 2004

EXHIBIT 99.1

January 26, 2004

Media Contact: Ed Nicholson, 479-290-4591
Investor Contact: Louis Gottsponer, 479-290-4826

TYSON REPORTS FIRST QUARTER FISCAL 2004 RESULTS

Springdale, Arkansas-January 26, 2004 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.16 diluted earnings per share for the first fiscal quarter ended December 27, 2003, compared to $0.11 diluted earnings per share in the same quarter last year.  First quarter 2004 sales were $6.5 billion compared to $5.8 billion last year. Operating income was $161 million compared to $145 million in the same quarter last year

Pretax earnings for the first quarter of fiscal 2004 include $25 million of costs, or $.05 per diluted share, related to prepared foods and poultry plant closings.  Additionally, pretax earnings include charges of approximately $61 million, or $.11 per diluted share of BSE related charges.

Pretax earnings for the first quarter of fiscal 2003 include charges of $47 million or $0.09 per diluted share related to the costs to close poultry operations, which were partially offset by $28 million or $0.05 per diluted share, received in connection with vitamin antitrust litigation.

John Tyson, chairman and CEO, said, "The momentum of the second half of fiscal 2003 has carried over into the new year and we're off to a strong start.  We continue to show improvements in pricing, operational efficiencies and improving our mix of value-added products. We were adversely affected by the discovery of a cow with BSE, but our people managed the situation very well. Domestic demand for beef remains strong and we are optimistic about the prospects for our overall business this year."

At this time, the Company expects fiscal 2004 diluted earnings per share in the range of $.90 to $1.20.

 TYSON FOODS, INC.
News Release
January 26, 2004

First Quarter Segment Review (In millions)

	Sales by Segment		Operating Income (Loss) by Segment		Operating Margin by Segment

	Three Months Ended		Three Months Ended		Three Months Ended
	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002

Chicken	$1,911	$1,795	$116	$13	6.1%	0.7%
Beef	3,135	2,715	(29)	47	(0.9%)	1.7%
Pork	736	594	49	24	6.7%	4.0%
Prepared Foods	710	684	6	29	0.8%	4.2%
Other	13	14	19	32	N/A	N/A
Total	$6,505	$5,802	$161	$145	2.5%	2.5%

Chicken segment first quarter sales increased $116 million or 6.4% from the same period last year, with a 2.7% increase in average sales prices and a 3.6% increase in volume.  Retail chicken sales increased 13.6%, international chicken sales increased 20.6% and foodservice chicken sales decreased slightly.  Chicken segment operating income increased $103 million from the same period last year.  Excluding $4 million of accruals related to the Berlin, Maryland plant closing recorded in the first quarter of fiscal 2004, and $47 million related to the Jacksonville, Florida, and Stilwell, Oklahoma, plant closings recorded in the first quarter of fiscal 2003, operating income increased $60 million. The increase is primarily due to higher average selling prices and increased volumes, along with improvements in operational efficiencies and our mix of value-added products, which were partially offset by increased grain costs.

Beef segment first quarter sales increased $420 million or 15.5% from the same period last year, with a 31.5% increase in average sales prices and a 12.2% decrease in volume.  Case-ready beef sales were $267 million and increased 33.8%, domestic fresh meat beef sales increased 15.8% and international beef sales increased 6.8%.  Beef segment operating income decreased $76 million.  The Beef segment sales increases were more than offset by BSE related charges of $61 million, as well as higher live cattle prices, thus resulting in decreased operating income.

Pork segment first quarter sales increased $142 million or 24.1% from the same period last year, with a 19.0% increase in average sales prices and a 4.2% increase in volume.  Case-ready pork sales were $56 million and increased 33.3%, domestic fresh meat pork sales increased 21.0%, international pork sales increased 62.7% and live swine sales decreased 37.4%.  Pork segment operating income increased $25 million primarily due to higher average selling prices and increased capacity utilization.

Prepared Foods segment first quarter sales increased $26 million or 3.8% from the same period last year with a 6.6% increase in average sales prices and a 2.7% decrease in volume.  Segment operating income decreased $23 million, primarily due to plant closing costs of $21 million related to closing its Manchester, New Hampshire and Augusta, Maine, facilities.

Other segment operating income decreased $13 million primarily due to the settlements received in the first quarter of fiscal 2003 related to ongoing vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
January 26, 2004

 Tyson Foods operates in five business segments: Chicken, Beef, Pork, Prepared Foods and Other. The Company measures segment profit as operating income.

The Chicken segment is primarily involved in the processing of live chickens into fresh, frozen and value-added chicken products sold through domestic food service, domestic food retailers, wholesale club markets that service small foodservice operations, small businesses and individuals: as well as specialty and commodity distributors who deliver to restaurants, schools and international markets throughout the world. The Chicken segment also includes sales from allied products and the chicken breeding stock subsidiary.

The Beef segment is primarily involved in the processing of live fed cattle and fabrication of dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. It also involves deriving value from allied products such as hides and variety meats for sale to further processors and others. The Beef segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. Allied products are also marketed to manufacturers of pharmaceuticals and technical products.

The Pork segment is primarily involved in the processing of live market hogs and fabrication of pork carcasses into primal and sub-primal cuts and case-ready products.  This segment also represents the Company's live swine group and related allied product processing activities. The Pork segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. It also sells allied products to pharmaceutical and technical products manufacturers, as well as live swine to pork processors.

Prepared Foods segment includes the Company's operations that manufacture and market frozen and refrigerated food products.  Products include pepperoni, beef and pork toppings, pizza crusts, flour and corn tortilla products, appetizers, hors d'oeuvres, desserts, prepared meals, ethnic foods, soups, sauces, side dishes, specialty pasta and meat dishes as well as branded and processed meats.  The Prepared Foods segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains.

The Other segment includes the logistics group and other corporate activities not identified with specific protein groups.

TYSON FOODS, INC.
News Release
January 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 27,	December 28,
	2003	2002
Sales	$6,505	$5,802
Cost of Sales	6,111	5,402
	394	400

Selling, General and Administrative	208	208
Other Charges	25	47

Operating Income	161	145
Other Expense (Income):
Interest	69	79
Other	3	5

Income Before Income Taxes	89	61

Provision for Income Taxes	32	22

Net Income	$57	$39

Weighted Average Shares Outstanding:
Basic	345	347
Diluted	356	354

Earnings Per Share:
Basic	$0.17	$0.11
Diluted	$0.16	$0.11

Cash Dividends Per Share:
Class A	$0.040	$0.040
Class B	$0.036	$0.036

Sales Growth (Decline)	12.1%	(1.1%)

Margins: (% of Sales)
Gross Profit	6.1%	6.9%

Operating Income	2.5%	2.5%

Net Income	0.9%	0.7%

Effective Tax Rate	35.5%	35.5%

TYSON FOODS, INC.
News Release
January 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	(Unaudited)
	December 27, 2003	September 27, 2003
Assets
Current Assets:
Cash and cash equivalents	$40	$25
Accounts receivable, net	1,266	1,280
Inventories	1,977	1,994
Other current assets	97	72
Total Current Assets	3,380	3,371
Net Property, Plant and Equipment	4,051	4,039
Goodwill	2,561	2,652
Other Assets	427	424
Total Assets	$10,419	$10,486

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$408	$490
Trade accounts payable	991	838
Other current liabilities	1,024	1,147
Total Current Liabilities	2,423	2,475
Long-Term Debt	3,082	3,114
Deferred Income Taxes	676	722
Other Liabilities	225	221
Shareholders' Equity	4,013	3,954
Total Liabilities and Shareholders' Equity	$10,419	$10,486

TYSON FOODS, INC.
News Release
January 26, 2004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)
(Unaudited)

	Three Months Ended
	December 27,	December 28,
	2003	2002
Cash Flows Operating Activities:
Net income	$57	$39
Depreciation and amortization	119	116
Plant closing-related charges	22	45
Deferred taxes and other	(65)	(31)
Net changes in working capital	128	(124)

Cash Provided by Operating Activities	261	45

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(124)	(100)
Proceeds from sale of assets	3	7
Net changes in other assets and liabilities	2	11

Cash Used for Investing Activities	(119)	(82)

Cash Flows From Financing Activities:
Net change in debt	(114)	86
Purchases of treasury shares	(9)	(15)
Dividends and other	(7)	(15)

Cash Provided by (Used for) Financing Activities	(130)	56

Effect of Exchange Rate Change on Cash	3	6

Increase in Cash and Cash Equivalents	15	25

Cash and Cash Equivalents at Beginning of Period	25	51

Cash and Cash Equivalents at End of Period	$40	$76

TYSON FOODS, INC.
News Release
January 26, 2004

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef and pork and the second largest food company in the Fortune 500. Tyson Foods produces a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 80 countries around the world. Tyson Foods is the recognized market leader in the retail and foodservice markets it serves. The Company has approximately 120,000 team members and 300 facilities and offices in 26 states and 22 countries.

A conference call to discuss the Company's financial results will be held at 8 a.m. Central (9 a.m. Eastern) today. To listen live via telephone, call 888-829-8668. The pass code is "Tyson Foods," and the leader's name is Louis Gottsponer. International callers dial 630-395-0020. The call also will be webcast live on the Internet at http://www.tysonfoodsinc.com/IR/publications/confcall.asp. The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available from noon today through 6 p.m. Eastern on February 26 at 888-484-8241. International callers dial 402-998-1379. A spreadsheet of the tables in this release will soon be available at http://www.tysonfoodsinc.com/IR/newsinfo/xls/q104.xls.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to expected earnings and the prospects for our overall business this year.  These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) changes in the availability and relative costs of labor and contract growers; (iii) operating efficiencies of facilities; (iv) market conditions for finished products, including the supply and pricing of alternative proteins; (v) effectiveness of advertising and marketing programs; (vi) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (vii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (viii) risks associated with effectively evaluating derivatives and hedging activities; (ix) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (x) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xi) adverse results from ongoing litigation; (xii) access to foreign markets together with foreign economic conditions, including currency fluctuations; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial information, such as this news release, as well as other historical data and current Company information can be accessed from the Company's web site at www.tysonfoodsinc.com.